Exhibit 99.1

Cara Therapeutics Reports Fourth Quarter and Full Year

2013 Financial Results

- Conference call today at 4:30pm ET -

SHELTON, CONN., March 27, 2014 – Cara Therapeutics, Inc. (NASDAQ: CARA), a biopharmaceutical company focused on developing and commercializing new chemical entities designed to alleviate pain by selectively targeting kappa opioid receptors, today announced financial results for the fourth quarter and full year ended December 31, 2013.

“We are very pleased with the overall progress we’ve made in 2013 and early 2014 with regard to the development programs for both our lead product candidate for acute pain, IV CR845, and our oral formulation of CR845,” said Derek Chalmers, Ph.D., President and Chief Executive Officer of Cara Therapeutics.

“The positive results from our Phase 2 bunionectomy trial, combined with our previously demonstrated efficacy in a Phase 2 laparoscopic hysterectomy trial, are indicative of IV CR845’s broad analgesic potential. Looking forward, in 2014, we expect to continue executing on our development plan to enable Phase 3 registration trials of IV CR845. Our recently completed initial public offering of common stock raised approximately $55.9 million for the company and provides Cara with the financial resources to fully develop our IV CR845 product candidate while advancing our oral tablet formulation through early clinical trials.”

Fourth Quarter and Recent Business Highlights

•	In October 2013, Cara reported positive results from a Phase 2 trial of IV CR845 in post-operative pain following bunionectomy, confirming the ability of CR845 to provide significant pain relief in an orthopedic indication. In addition, IV CR845 treatment resulted in a statistically significant reduction in the incidence of opioid-related adverse events of nausea and vomiting (by 60% and 80%, respectively; p<0.05) compared to placebo during the 48 hour period of treatment.

•	In the first quarter of 2014, Cara completed required preclinical pharmacokinetic and toxicological studies with an oral tablet formulation of CR845 to enable the initiation of Phase 1 single and multiple ascending dose studies in the first half of 2014.

•	On February 5, 2014, Cara Therapeutics completed its initial public offering of 5.75 million shares of common stock at a public offering price of $11.00 per share, resulting in net proceeds of approximately $55.9 million.

Expected 2014 Milestones

•	Report top-line data from human abuse liability trial for IV CR845.

•	Report top-line data from Phase 1 single and multiple ascending dose trials for the oral tablet formulation of CR845.

•	Initiate Phase 3 registration trials for IV CR845 in acute pain.

•	Submit a new IND for proof-of concept-study with IV CR845 in uremic pruritus.

•	Advance Maruishi Pharmaceuticals collaboration for Japanese CR845 development toward potential near-term milestones.

Fourth Quarter 2013 Financial Results

Net Loss Available to Common Stockholders: The Company reported net loss available to common stockholders of $2.1 million, or $0.49 per basic and diluted share, for the fourth quarter of 2013, compared to net loss available to common stockholders of $1.8 million, or $0.54 per basic and diluted share, for the same period last year.

Revenues: Revenues were $1.0 million in the fourth quarter of 2013, consisting primarily of the Company’s recognition of a portion of the deferred revenue relating to the license agreement with Maruishi Pharmaceuticals Co. Ltd. entered into in April 2013. The Company did not generate any revenue during the fourth quarter of 2012.

Research and Development (R&D) Expenses: R&D expenses were $2.0 million in the fourth quarter 2013, compared to $1.0 million in the same period last year. The higher 2013 R&D expenses in the fourth quarter were principally due to increased preclinical and clinical trial costs with CR845. The increase in clinical trial and preclinical costs resulted from a Phase 1 renal impairment trial with IV CR845, and formulation and studies with oral tablets of CR845, respectively.

General and Administrative (G&A) Expenses: G&A expenses were $1.1 million in the fourth quarter 2013, compared to $0.7 million in the same period last year. The increases in the fourth quarter were primarily due to increased accounting, legal and consulting professional fees in connection with the preparation for the Company’s initial public offering.

Interest Expense, net: Interest expense, net was $9,000 of income in the fourth quarter 2013, compared to expense of $38,000 in the same period last year.

Full Year 2013 Financial Results

Net Loss Available to Common Stockholders: The Company reported net loss available to common stockholders of $3.1 million, or $0.74 per basic and diluted share, for the year ended December 31, 2013, compared to net loss available to common stockholders of $6.3 million, or $1.90 per basic and diluted share, for the year ended December 31, 2012.

Revenues: Revenues were $12.0 million for the year ended December 31, 2013, compared to $1.2 million for the year ended December 31, 2012. Revenues for 2013 represent the Company’s recognition of the upfront payment received relating to the license agreement with Maruishi. Revenues for 2012 represent the Company’s recognition of the $0.6 million upfront payment received upon execution of the license agreement with Chong Kun Dang Pharmaceutical Corp. in April 2012, as well as a milestone payment of $0.6 million.

Research and Development (R&D) Expenses: R&D expenses were $8.7 million for the year ended December 31, 2013, compared to $4.6 million for the year ended December 31, 2012. The increased R&D expenses in 2013 were principally the result of increased preclinical and CR845 clinical trial costs of $3.7 million during 2013. The increase in CR845 clinical trial costs resulted primarily from the completion of the Phase 2 bunionectomy trial, the Phase 1 IV CR845 renal impairment trial and preclinical costs for formulation and studies related to oral tablets of CR845.

General and Administrative (G&A) Expenses: G&A expenses were $3.5 million for the year ended December 31, 2013, compared to $2.8 million for the year ended December 31, 2012. The increase in G&A expenses was primarily due to increased accounting, legal and consulting professional fees incurred in connection with the preparation for the Company’s initial public offering and consulting fees incurred in connection with the Maruishi license agreement.

Interest Expense, net: Interest expense, net, was $3.8 million for the year ended December 31, 2013, compared to $66,000 for the year 2012 ended December 31. The increase in interest expense, net, was primarily related to accrued interest expense and non-cash expenses in connection with the Company’s convertible promissory notes, which were issued in December 2012 and February 2013.

Cash Position: At December 31, 2013, cash and cash equivalents totaled $12.4 million, compared to $1.1 million at December 31, 2012. This does not include the Company’s recently-completed initial public offering on February 5, 2014, which raised approximately $55.9 million in net proceeds.

Conference Call

Cara management will host a conference call today at 4:30 p.m. ET to discuss fourth quarter and full year 2013 financial results and provide a business update.

To participate in the conference call, please dial 855-445-2816 (domestic) or 484-756-4300 (international) and refer to conference ID 17274514. A live webcast of the call can be accessed under “Events and Presentations” in the News & Investors section of the Company’s website at www.CaraTherapeutics.com.

An archived webcast recording will be available on the Cara website beginning approximately two hours after the call.

About Cara Therapeutics

Cara Therapeutics is a clinical-stage biopharmaceutical company focused on developing and commercializing new chemical entities designed to alleviate pain by selectively targeting kappa opioid receptors. Cara is developing a novel and proprietary class of product candidates that target the body’s peripheral nervous system and have demonstrated efficacy in patients with moderate-to-severe pain without inducing many of the undesirable side effects typically associated with currently available pain therapeutics. For additional information about the Company, please visit www.CaraTherapeutics.com.

Forward-looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of these forward-looking statements include statements concerning the expected timing for the Company’s clinical trials, statements concerning the potential results of planned clinical trials and future development milestones for the Company’s product candidates. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in Cara Therapeutics’ filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s final prospectus for its initial public offering and its other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Cara Therapeutics undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

- Financial tables follow -

CARA THERAPEUTICS, INC.

STATEMENT OF OPERATIONS

(amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2013	2012	2013
Revenue:
License and milestone fees	$—	$—	$1,190	$9,637
Collaborative revenue	—	973	—	2,327

Total revenue	—	973	1,190	11,964
Operating expenses:
Research and development	1,023	1,978	4,597	8,685
General and administrative	746	1,100	2,829	3,516

Total operating expenses	1,769	3,078	7,426	12,201

Operating loss	(1,769)	(2,105)	(6,236)	(237)
Interest expense, net	(38)	9	(66)	(3,756)

Loss before benefit from income taxes	(1,807)	(2,096)	(6,302)	(3,993)
	—	—
Benefit from income taxes	10	3	31	30

Net loss	$(1,797)	$(2,093)	$(6,271)	$(3,963)

Net loss available to common stockholders: Basic and Diluted	$(1,797)	$(2,093)	$(6,271)	$(3,072)

Loss per share available to common stockholders:
Basic and Diluted	$(0.54)	$(0.49)	$(1.90)	$(0.74)
Weighted average shares:
Basic and Diluted	3,328,698	4,288,243	3,299,993	4,133,138

CARA THERAPEUTICS, INC.

BALANCE SHEETS

(in thousands)

(unaudited)

	December 31,
	2012	2013
Assets
Current assets:
Cash and cash equivalents	$1,117	$12,357
Income tax receivable	31	61
Prepaid expenses & other current assets	80	2,140

Total current assets	1,228	14,558
Property and equipment, net	3,609	2,825
Restricted cash	700	700

Total assets	$5,537	$18,083

Liabilities, convertible preferred stock and stockholders’ (deficit) equity
Current liabilities:
Current installment of long-term debt	$307	$—
Convertible promissory notes	473	—
Accounts payable and accrued expenses	906	1,958
Deferred Revenue	—	3,475

Total current liabilities	1,686	5,433
Deferred lease obligation	1,377	1,139
Liability under license agreement	35	—
Commitments and contingencies	—	—
Convertible Preferred stock	58,522	65,586
Benefical conversion feature on Convertible Promissory Notes	2,050	—
Stockholders’ (deficit) equity:
Common stock	3	4
Additional paid-in capital	1,248	8,377
Accumulated deficit	(59,384)	(62,456)

Total stockholders’ (deficit) equity	(58,133)	(54,075)

Total liabilities, convertible preferred stock and stockholders’ (deficit) equity	$5,537	$18,083

Contacts

Jesse Baumgartner, Stern Investor Relations, 212-362-1200

Tony Plohoros, 6 Degrees PR, 908-940-0135